Exhibit 11.1

            Statement Regarding the Computation of Per Share Earnings

         The following table shows the average weighted number of shares used in computing earnings per share and the effect on weighted average number of shares of diluted potential common stock. Weighted average number of shares have been retroactively restated giving effect to stock dividends and splits. Information for years ending prior to December 22, 1999 reflects information for Virginia Commerce Bank.

                                                               Year Ended December 31,
Earnings Per Common Share                      1999                     1998                      1997
     Basic                                    $1.10                     $0.78                    $0.66
     Average Shares Outstanding             1,967,808                 1,924,604                1,722,649
     Diluted                                   1.04                     $0.73                    $0.62
     Average Shares Outstanding             2,082,404                 2,051,637                1,820,854